UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2017

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

39675 MacKenzie Drive, Suite 400, Novi, Michigan	48377
(Address of principal executive offices)	(Zip Code)

(248) 489-9300

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into A Material Definitive Agreement

On May 16, 2017, Stoneridge, Inc. (the “Company”) entered into, and closed on, the Agreement for the Purchase and Sale of Quotas of Capital of PST Eletrônica LTDA (“PST Agreement”) with Adriana Campos De Cerqueira Leite, a Brazilian citizen (“Leite”), and Marcos Ferretti (“Ferretti”), a Brazilian citizen, as sellers, and PST Eletrônica LTDA (“PST”), as guarantor. Pursuant to the PST Agreement, on May 16, 2017, the Company acquired from Leite and Ferretti a 26% minority (quota) interest in PST in exchange for (i) cash consideration of $1,500,000, and (ii) a contingent payment obligation in either 2021 or 2022 based on an EBITDA formula [(EBITDA x 4.0) x 0.26] using PST’s EBITDA (as calculated pursuant to the PST Agreement) in either 2020 or 2021. Both sellers may chose the year (either 2020 or 2021) to be used to calculate the PST’s EBITDA for purposes of the contingent payment obligation. As a result of the PST Agreement, the Company is the 100% equity (quota) holder of PST. Because the purchase of PST’s noncontrolling interest will be accounted for as an equity transaction, no gain or loss will be recognized.

PST primarily serves the South American automotive and motorcycle markets and specializes in the design, manufacture and sale of in-vehicle audio and video devices, electronic vehicle security alarms, convenience accessories, vehicle tracking devices and monitoring services. PST’s product lines include alarms, convenience applications, vehicle monitoring and tracking devices and infotainment systems. These products improve the performance, safety and convenience features of customer vehicles. PST sells its products through the aftermarket distribution channel, to factory authorized dealer installers, also referred to as original equipment services, direct to OEMs and through mass merchandisers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: May 17, 2017	/s/ Robert R. Krakowiak
Robert R. Krakowiak, Chief Financial Officer and Treasurer (Principal Financial Officer)

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